NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Receives Favorable Arbitration Decision Related to Dispute with Colstrip Energy Limited Partnership

Results in reduction in QF liability and $49.8 million pre-tax gain
Maintaining guidance for 2012 of $2.30 - $2.40 per fully diluted share (adjusted EPS)

Sioux Falls, S.D. - Nov. 9, 2012 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) today announced that it received a favorable arbitration decision related to a dispute over energy and capacity rates with the Colstrip Energy Limited Partnership (“CELP”).

The dispute related to certain inputs used in setting long-term rates for the period July 1, 2003, through June 30, 2006. CELP is a Qualifying Facility (QF) with which we have a power purchase agreement through June 2024. Under the terms of the power purchase agreement (PPA) with CELP, energy and capacity rates were fixed through June 30, 2004 and beginning July 1, 2004 through the end of the contract, energy and capacity rates are to be determined each year pursuant to a formula, with the rates to be used in that formula derived from the annual Montana Public Service Commission QF rate review.

On November 1, 2012 an arbitration panel issued a final award in our favor confirming that the rate methodology used by NorthWestern for calculating the rates for the July 1, 2006 to June 30, 2007 was consistent with the PPA and a Final Award of Arbitrators issued October 30, 2009. Based on the clarity provided by the final award regarding rate calculation for 2006 through the remainder of the PPA, we are updating the calculation of our QF liability and expect to record a pre-tax gain of approximately $49.8 million during the fourth quarter of 2012. This gain is largely due to recalculating the present value of our future QF liability based on the final award, net of approximately $7.3 million owed to CELP for contract years July 1, 2006 through June 30, 2012. As a result of reducing the liability, we also anticipate non-cash interest expense for the full year of 2013 will be approximately $2.3 million lower than comparable expense in 2012.

While we estimate the after-tax impact of this decision to increase our earnings per share (EPS) reported in accordance with generally accepted accounting principles (GAAP)by approximately 83 cents per fully diluted share, NorthWestern is maintaining its adjusted EPS guidance for 2012 in the range of $2.30-$2.40 per fully diluted share.

A reconciliation of items not factored into our 2012 earnings guidance of $2.30 to $2.40 per fully diluted earnings per share is as follows (net of tax). The calculation of adjusted EPS below represents a non-GAAP measure that may provide users of this financial information with additional meaningful comparisons between current results and results the Company originally contemplated in 2012 guidance. The Company believes the following presentation is more representative to our ongoing earnings than the estimated GAAP EPS, also represented below. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP. In addition, the presentation of these measures may not be comparable to similarly titled measures other companies use.

	Actual	Actual	Actual	est. low	est. high	Low	High
2,012	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q4 2012	2,012	2,012

Reported EPS	$0.88	$0.31	$(0.10)	$1.54	$1.64	$2.63	$2.73

Non-GAAP Adjustments:

Weather	0.09	0.05	(0.06)			0.08	0.08
Release of DGGS deferral	(0.05)					(0.05)	(0.05)
Lost revenue recovery related to 2010/2011		(0.05))				(0.05)	(0.05)
FERC ALJ Decision (unfavorable)			0.12			0.12	0.12
MSTI write-off (unfavorable)			0.40			0.40	0.40
CELP Decision (favorable)				$(0.83)	$(0.83)	$(0.83)	$(0.83)
Adjusted EPS	$0.92	$0.31	$0.36	$0.71	$0.81	$2.30	$2.40

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 668,300 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
potential adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•	unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.